Exhibit 99.3





  OCTOBER 26, 2000   COMPANY PRESS RELEASE SOURCE: FLOWERS INDUSTRIES (NYSE:FLO)


  DEFINITIVE AGREEMENTS SIGNED FOR SALE OF KEEBLER TO KELLOGG AND SPIN-OFF OF
                                  FLOWERS FOODS


THOMASVILLE, GA--Flowers Industries, Inc. (NYSE: FLO) announced today that it has reached agreement for a series of transactions that will result in the sale of Keebler Foods Company (NYSE: KBL) to Kellogg Company (NYSE: K) and the spin-off to Flowers shareholders of a new company, Flowers Foods, Inc., which will consist of its Flowers Bakeries and Mrs. Smith's Bakeries businesses. Flowers has agreed to sell its controlling stake in Keebler to Kellogg for $42.00 per share. After deducting certain liabilities at Flowers, management estimates that cash proceeds of approximately $12.50 will be paid to Flowers shareholders. In addition to these proceeds, each Flowers shareholder will receive shares representing a proportionate interest in Flowers Foods.

Kellogg has also reached agreement to acquire the remaining Keebler shares held by the public for $42.00 per share.

Simultaneously with the sale of the Keebler controlling stake, Flowers will spin-off to its shareholders the new company, Flowers Foods, Inc., which is anticipated to trade on the New York Stock Exchange under the original symbol FLO. Flowers Foods will include the bakery businesses and approximately $250 million in debt. The company will be headquartered in Thomasville, Georgia and will be led by the Flowers Industries management team.

"These related transactions deliver excellent value to our shareholders from our Keebler investment and at the same time enable Flowers Foods to continue as a financially stronger entity focused on Flowers' core strengths," said Amos R. McMullian, Flowers Industries' chairman of the board and chief executive officer. "We believe Flowers Foods will be well-positioned to create value for shareholders by continuing to grow in the baked foods market."

The transactions are subject to customary regulatory approvals and approval by the shareholders of Flowers and Keebler and are expected to close in the first quarter of 2001. USB Warburg LLC and Morgan Stanley Dean Witter served as financial advisors to Flowers in the transactions.

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Company Information

Flowers Industries, headquartered in Thomasville, Ga., is a national branded baked foods company that produces and markets a full line of fresh and frozen packaged baked foods for retail, foodservice, deli-bakery, institutional and vend customers through its businesses--Keebler Foods, Flowers Bakeries, and Mrs. Smith's Bakeries.

Keebler Foods Company, headquartered in Elmhurst, Illinois, is the second-largest cookie and cracker marketer and manufacturer in the United States and is also a leading manufacturer for both private label and foodservice markets. Keebler markets is products under well-recognized brands, such as Keebler, Cheez-It, Carr's, Ready Crust, Famous Amos, Murray, Plantation and Austin. Keebler is the licensed supplier with the Children's Television Workshop of Sesame Street Muppet characters and educational games on a broad range of snack category products. Through its Little Brownie Bakers subsidiary, Keebler is the leading licensed supplier of Girl Scout Cookies.

Contact: Marta Jones Turner, Vice President of Communications and Investor
                             Relations
         (912) 227-2348

         Mary Krier, Director of Communications
         (912) 227-2333